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                                                                     Exhibit 4.2
                                                                     -----------

                             FORM OF PROMISSORY NOTE

$ 500,000                                                        AUGUST __, 2005

         FOR VALUE RECEIVED, SYNOVA HEALTHCARE GROUP, INC., a Nevada corporation (the "BORROWER"), with an address at 1400 N. Providence Road, Building II, Suite 6010, Media, Pennsylvania 19063, promises to pay to the order of [LENDER], a __________________ organized under the laws of ______________ (the "LENDER"), in lawful money of the United States of America in immediately available funds at its offices located at ______________________________, or at such other location as the Lender may designate from time to time, the principal sum of Five Hundred Thousand Dollars AND 00/100 DOLLARS ($ 500,000) (the "LOAN"), together with interest accruing on the outstanding principal balance from the date hereof ("NOTE"), as provided below:

         1. RATE OF INTEREST. The outstanding Loan will bear interest at a fixed rate per annum equal to nine percent (9%). Interest hereunder shall be prepaid through the Maturity Date on the date of issuance of this Note. In no event will the rate of interest hereunder exceed the maximum rate allowed by law.

         2. PAYMENT TERMS. All outstanding principal shall be due and payable in full on the date which is six months from the date of this Note (the "Maturity Date"). If any payment under this Note shall become due on a Saturday, Sunday or public holiday, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment. Payments received will be applied to charges, fees and expenses (including attorneys' fees), accrued interest and principal in any order the Lender may choose, in its sole discretion.

         3. DEFAULT INTEREST. Upon the occurrence of an Event of Default, the outstanding balance of the Loan will bear interest at a fixed rate per annum equal to eleven percent (11%).

         4. PREPAYMENTS.

         4.1 OPTIONAL PREPAYMENTS. Borrower may prepay this Note in whole or in part, at any time or from time to time, without penalty or premium.

         4.2 MANDATORY PREPAYMENTS. Upon Borrower's receipt of not less than One Million Five Hundred Thousand Dollars ($1,500,000) from the proceeds received in connection with the exercise of any warrants issued by the Borrower and outstanding as of the date hereof, Borrower shall repay the Loan in full.

         5.    OPTION TO CONVERT TO COMMON STOCK.

         5.1 CONVERSION. In the event that Borrower has not repaid the Loan in full on or before the Maturity Date, Borrower agrees that Lender shall have the option to convert ("Conversion") up to one hundred percent (100%) of the outstanding principal balance of the Loan into shares of common stock of Borrower. Upon receipt of a Conversion Notice (as

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defined below), Borrower shall cause shares of common stock of Borrower in a number equal to (i) the Conversion Amount (as defined below), divided by (ii) a per share price equal to fifty percent (50%) of the average closing sale price per share for the twenty (20) trading days preceding the Maturity Date, to be issued to Lender. No fractional shares shall be issued hereunder.

         5.2 CONVERSION NOTICE. A Conversion hereunder may only be exercised by Lender pursuant to a written notice sent to Borrower within fifteen (15) days following the Maturity Date ("Conversion Notice"). The Conversion Notice shall set forth the amount of the outstanding principal balance of the Loan that Lender has elected to convert into shares of common stock (the "Conversion Amount").

         5.3 LENDER'S REPRESENTATION. In connection with a Conversion, Lender agrees to execute and deliver to Borrower, Borrower's standard from of subscription agreement, which will contain representations and warranties from Lender, including, without limitation, representations to confirm Lender's status as an "accredited investor" (as defined in the Securities Act of 1933, as amended).

         5.4 REDUCTION IN LOAN. Upon completion of a Conversion, the outstanding principal balance due under this Note shall automatically be reduced by the Conversion Amount without further action of Lender or Borrower.

         6. OTHER DOCUMENTS. This Note is issued in connection with a Securities Purchase Agreement between the Borrower and the Lender dated the date hereof, and the other agreements and documents executed in connection therewith or referred to therein, the terms of which are incorporated herein by reference (as amended, modified or renewed from time to time, collectively the "Securities Purchase Documents"). Capitalized terms used but not defined herein, shall have the meaning ascribed to them in the Securities Purchase Documents.

         7. EVENTS OF DEFAULT. The occurrence of any of the following events will be deemed to be an "EVENT OF DEFAULT" under this Note: (i) the nonpayment of any principal, interest or other indebtedness under this Note within five (5) days of the date that Borrower receives Notice such payment is due; (ii) the occurrence of any event of default or default and the lapse of any Notice or cure period under the Securities Purchase Agreement; provided however, that if such default or event of default is capable of being cured, such default or event of default shall not be deemed an Event of Default hereunder if Borrower has taken steps necessary to cure such default or event of default and such default or event of default is cured within thirty (30) days of the date
Borrower receives a Notice from Lender that such default or event of default exists, provided further, that Borrower shall not have the right to cure any default or event of default more than one (1) time during the term of this Note;
(iii) the filing by or against Borrower of any proceeding in bankruptcy, receivership, insolvency, reorganization, liquidation, conservatorship or similar proceeding (and, in the case of any such proceeding instituted against Borrower, such proceeding is not dismissed or stayed within 30 days of the commencement thereof); (iv) any assignment by Borrower for the benefit of creditors, or any levy, garnishment, attachment or similar proceeding is instituted against any property of Borrower held by or deposited with the
Lender; or (v) Borrower ceases doing business as a going concern.
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         Upon the occurrence of an Event of Default specified in clause (iii) or
(iv) above, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder shall be immediately due and payable without demand or notice of any kind; upon the occurrence of any other Event of Default, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder may, at the Lender's option and without demand or notice of any kind, be accelerated and become immediately due and payable. In any case, upon the occurrence of an Event of Default, the Lender may exercise from time to time any of the rights and remedies available under the Securities Purchase Documents or under applicable law.

         8. MISCELLANEOUS. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder must be delivered in accordance with Section 5.3 of the Securities Purchase Agreement. No delay or omission on the Lender's part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Lender's action or inaction impair any such right or power. No modification, amendment or waiver of any provision of this Note nor consent to any departure by the Borrower therefrom will be effective unless made in a writing signed by the Lender. The Borrower agrees to pay on demand, to the extent permitted by law, all costs and expenses incurred by the Lender in the enforcement of its rights in this Note and in any security therefor, including without limitation reasonable fees and expenses of the Lender's counsel. If any provision of this Note is found to be invalid by a court, all the other provisions of this Note will remain in full force and effect. The Borrower and all other makers and indorsers of this Note hereby forever waive presentment, protest, notice of dishonor and notice of non-payment. The Borrower also waives all defenses based on suretyship or impairment of collateral. This Note shall bind the Borrower and its heirs, executors, administrators, successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and assigns; provided, however, that the Borrower may not assign this Note in whole or in part without the Lender's written consent and the Lender at any time may assign this Note in whole or in part.

         This Note has been delivered to and accepted by the Lender and will be deemed to be made in the Commonwealth of Pennsylvania. This Note will be interpreted and the rights and liabilities of the Lender and the Borrower determined in accordance with the laws of the Commonwealth of Pennsylvania, excluding its conflict of laws rules. The Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the county or judicial district in the Commonwealth of Pennsylvania; provided that nothing contained in this Note will prevent the Lender from bringing any action, enforcing any award or judgment or exercising any rights against the Borrower individually, against any security or against any property of the Borrower within any other county, state or other foreign or domestic jurisdiction. The Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both the Lender and the Borrower. The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.

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         WITNESS the due execution hereof as a document under seal, as of the date first written above, with the intent to be legally bound hereby.


                                          SYNOVA HEALTHCARE GROUP, INC.


                                          By:
                                              -------------------------------
                                              Stephen E. King
                                              Chief Executive Officer



Agreed to and accepted intending
to be legally bound hereby:

[______________]
as Lender

By: _______________________________

Name:______________________________

Title: ____________________________